Exhibit 10.1

STOCK PURCHASE & ASSIGNMENT AGREEMENT

This STOCK PURCHASE & ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of April 13, 2026 (the “Effective Date”), by and between BIOMX INC., a Delaware corporation (“Buyer” or “BiomX”) and MANDRAGOLA LTD., a company formed under the laws of the State of Israel (“Seller”or “Mandragola”).

RECITALS

WHEREAS, the Seller and Buyer entered into an Option Agreement and Undertaking dated March 31, 2026 pursuant to which BiomX was granted an exclusive and irrevocable option (the “Option”) to purchase 100% of Mandragola’s shareholdings and all of its rights and obligations in Dr. Frucht Systems Ltd., an Israeli company (“DFSL”), which is 60% of the voting equity capital of DFSL on a fully diluted basis;

WHEREAS, on March 31, 2026 Mandragola and DFSL entered an agreement, which was amended as of April __, 2026, providing for the sale by DFSL to Mandragola of shares equaling 60% of the issued and outstanding voting capital of DFSL on a fully diluted basis (as amended, the “DFSL Purchase Agreement”);

WHEREAS, on April 12, 2026, DFSL and Mandragola consummated the transactions contemplated by the DFSL Purchase Agreement and Mandragola was issued 60% of the voting equity capital of DFSL; and

WHEREAS, on April 13, 2026, BiomX gave notice to Mandragola of BiomX’s election to exercise the option and to purchase from Mandragola all of Mandragola’s holdings in DFSL;

WHEREAS, in connection with the DFSL Purchase Agreement, the Seller, DFSL and the DFSL shareholder have agreed to enter into a Shareholders Agreement (the “Assigned Contract”) which establishes certain rights of the parties in the management of DFSL, which rights under such agreement are being assigned to the Buyer hereunder;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York or Tel Aviv, Israel are authorized or required by law to close.

“Buyer Common Stock” means shares of common stock, par value $0.0001 per share, of the Buyer.

“Closing” means the closing of the transactions contemplated by this Agreement, which shall occur simultaneous with the execution and delivery of this Agreement.

“Closing Date” means the date on which the Closing occurs, which shall be the date of this Agreement.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, proxy, voting trust or agreement, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Fully-Diluted Basis” means with respect to DFSL, the aggregate number of ordinary shares of DFSL that would be outstanding assuming the exercise, conversion or exchange of all options, warrants, convertible securities and other rights to acquire ordinary shares of DFSL that are outstanding as of the applicable date of determination.

“Governmental Authority” means any United States or Israel federal, state, local, municipal, foreign or other government, governmental department, commission, board, bureau, agency, regulatory or administrative authority, court, tribunal, arbitrator or self-regulatory organization.

“IIA Approvqal” means to the extent required the consent of the Isreal Innovation Authority to the transactions contemplated by thisAgreement.

“Knowledge” means with respect to any Person, the actual knowledge of such Person’s executive officers after reasonable inquiry.

“Laws” means all laws, statutes, rules, regulations, codes, ordinances and orders of any Governmental Authority.

“Material Adverse Effect” means, with respect to any Person, any event, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, liabilities or results of operations of such Person and its subsidiaries, taken as a whole, or (b) the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in general economic conditions; (ii) changes in the financial or securities markets generally; (iii) changes affecting the industry in which such Person operates generally; (iv) changes in applicable Laws or accounting standards; (v) acts of war, terrorism, natural disasters or public health emergencies; or (vi) the announcement or pendency of the transactions contemplated hereby, except in each case of clauses (i) through (v), to the extent such changes disproportionately affect such Person relative to other participants in the industry in which such Person operates.

“Note” means the Convertible Note in the original principal amount of $3,000,000 attached hereto as Exhibit A.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, association, joint venture, Governmental Authority or other entity.

“Purchased Shares” means the initial holdings of Mandragola in the voting equity capital of DFSL purchased by Mandragola and representing 60% of the issued and outstanding voting capital of DFSL immediately following issuance, as specified in detail on Appendix A hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Approval” means such approval of the stockholders of the Buyer as may be required by the applicable rules and regulations of the NYSE American with respect to the issuance of shares of Common Stock upon conversion of the Convertible Note, exercise of the Pre-Funded Warrant, and exercise of the Five-Year Warrant, to the extent that such issuance, individually or in the aggregate, would exceed 19.99% of the outstanding shares of Buyer Common Stock as of the date of this Agreement

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1 Purchase and Sale of Purchased Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from the Seller, good and marketable title to the Purchased Shares, free and clear of all Encumbrances of every kind and character, except that the Purchased Shares are “restricted securities” as defined in the Securities Act.

Section 2.2 Purchase Price. In consideration for the Purchased Shares, the Buyer shall pay to Mandragola the following consideration

(a) a cash payment of Seven Hundred Fifty Thousand Dollars ($750 ,000), of which Four Hundred and Fifty Thousand ($450,000) Dollars have been remitted;

(b) the issuance of the Note in the principal amount of $3,000,000, which is convertible into Buyer’s Common Stock at the option of the Buyer at a per share conversion rate of $12.00, in the form attached hereto as Appendix B;

(c) the issuance of 923,000 shares of the Buyer’s Common Stock;

(d) the issuance of 1pre-finded warrants for 923,000 shares of the Buyer’s Common Stock at a per share exercise price of $12.00 (the “Pre-Funded Warrants”) ; and

(e) the issuance of the Five-Year Warrant for 3,692,000 shares of Common Stock, substantially in the form attached hereto as Appendix E (the “Five Year Warrants”).

The aggregate number of shares of Buyer’s Common Stock issuable upon above whether directly or upon conversion of the Note and/or exercise of the Pre-Funded Warrants and Five year Warrants shall be subject to obtaining Stockholder Approval.

Section 2.3 Closing. The Closing shall take simultaneous with the execution and delivery of this Agreement.

Section 2.4 Closing Deliveries by the Seller and the Company. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a)	a share certificate or book-entry confirmation evidencing the Purchased Shares, registered in the name of the Buyer;

(b)	a certificate of good standing (or equivalent) for DFSL issued by the Israeli Registrar of Companies, dated within five (5) Business Days of the Closing Date;

(c)	a certificate issued by the Israeli Registrar of Companies evidencing the Buyer as the 60% shareholder of DFSL;

(d)	certified copies of resolutions of DFSL’s board of directors and shareholders authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(e)	such other documents as the Buyer may reasonably request.

Section 2.5 Closing Deliveries by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller:

(a)	a duly executed Note;

(b)	Book Entry Statement representing the Purchased Shares;

(c)	duly executed Pre Funded Warrants;

(d)	duly executed Warrants;

(e)	certified copies of resolutions of the Buyer’s Board of Directors authorizing the execution and delivery of this Agreement, the issuance of the shares of Buyer Common Stock, the Note and the consummation of the transactions contemplated hereby; and

(f)	such other documents as the Seller may reasonably request.

Section 2.6 Simultaneous Transactions. All deliveries and payments to be made at the Closing shall be deemed to occur simultaneously, and no delivery or payment shall be deemed to have been made until all deliveries and payments have been made or waived.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer, as an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby as follows:

Section 3.1 Organization and Good Standing. The Seller is a company duly organized, validly existing and in good standing under the laws of the State of Israel. The Seller has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 3.2 Authorization; Enforceability. The Seller has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by the Seller’s board of directors and shareholders and no further consent or authorization is required. This Agreement has been duly executed and delivered by the Seller, and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 3.3 No Conflicts. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws of the Seller, (b) violate or conflict with any Law applicable to the Seller, or (c) result in a breach of, or constitute a default under, any contract or agreement to which the Seller is a party, except in each case of clauses (b) and (c), where such violation, conflict, breach or default would not have a Material Adverse Effect on the Seller.

Section 3.4 No Litigation, Etc. There is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened against, affecting or which will affect, the property of the Seller.

Section 3.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

Section 3.6 Ownership of the Shares. The Seller is the record and beneficial owner of the Purchased Shares. The Seller holds the Purchased Shares free and clear of any Encumbrance, and has the absolute right to sell and transfer the Purchased Shares to the Buyer as provided in this Agreement without the consent of any other person or entity. Upon transfer of the Purchased Shares to Buyer hereunder, Buyer will acquire good and marketable title to the Purchased Shares free and clear of any Encumbrance, other than applicable securities laws.

Section 3.7 Investment Intent. The Seller is acquiring the shares of Buyer Common Stock, the Note, the Pre-Funded Warrants and the Five Year Warrants and the shares of Buyer Common Stock issuable upon conversion of the Note, Pre Funded Warrants and the Five Year Warrant (“Conversion Shares”, and together with the 800,000 shares of Buyer Common Stock, the “Shares”) being purchased pursuant to this Agreement for its own account and for investment purposes and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part of the Shares except in compliance with all applicable provisions of the Securities Act, the rules and regulations promulgated by the SEC thereunder, and applicable securities laws.

Section 3.8 Disclosure of Information. The Seller has access to all the reports filed by the Buyer with the SEC and has had an opportunity to ask questions of Buyer and its representatives.

Section 3.9 Restricted Stock. The Seller understands that the Purchased Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the Purchased Shares constitute “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Purchased Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

Section 3.10 Qualification. The Seller is an accredited investor, as that term is defined in Rule 501 of the General Rules and Regulations under the Securities Act. The Seller is (i) experienced in making investments in companies such as the Buyer, (ii) able, by reason of its business and financial experience and professional advisors (who are not affiliated with or compensated in any way by Buyer or any of its affiliates) to protect its own interests in connection with the receipt of the Shares and (iii) able to afford the entire loss of its investment in the Shares.

Section 3.11 Legend. The Seller understands that all certificates representing securities of Buyer received by it pursuant to this Agreement shall bear the following legend, or one substantially similar thereto:

“The securities represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for those shares under the Securities Act of 1933, as amended, or an opinion satisfactory to the Company’s counsel that registration is not required under said Act.”

Section 3.12 Organization and Good Standing of DFSL. DFSL is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel. DFSL has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. DFSL is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company.

Section 3.13 Financial Statements. DFSL shall deliver to the Buyer by May 31, 2026 complete and accurate copies of the Company’s audited financial statements for the fiscal years ended December 31, 2025 and December 31, 2024, and unaudited financial statements for the period ended March 31, 2026 (collectively, the “Financial Statements”). The Financial Statements (a) were prepared in accordance with International Financial Reporting Standards (“IFRS”) consistently applied throughout the periods covered thereby, and (b) fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended.

Section 3.14 No Undisclosed Liabilities. DFSL has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with IFRS, except for (a) liabilities reflected or reserved against in the most recent balance sheet included in the Financial Statements, (b) liabilities incurred in the ordinary course of business since the date of such balance sheet, and (c) liabilities that would not, individually or in the aggregate, be material to the Company.

Section 3.15 Intellectual Property. DFSL owns or has the right to use all intellectual property necessary for the conduct of its business as presently conducted. To the Knowledge of the Seller, DFSLs conduct of its business does not infringe, misappropriate or otherwise violate the intellectual property rights of any third party.

Section 3.16 Compliance with Laws. DFSL is in compliance with all applicable Laws, including, without limitation, all Israeli defense export control laws and regulations, except where the failure to comply would not have a Material Adverse Effect on DFSL.

Section 3.17 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Seller, threatened against DFSL that would have a Material Adverse Effect on the Company or that seeks to prevent or delay the consummation of the transactions contemplated hereby.

Section 3.181 Tax Matters. DFSL has timely filed all material tax returns required to be filed and has paid all taxes due and owing. There are no pending or, to the Knowledge of the Buyer, threatened audits, investigations or claims for or relating to any liability in respect of taxes.

Section 3.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DFSL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

Section 4.1 Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 4.2 Authorization; Enforceability. The Buyer has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to issue the 800,000 shares of Buyer Common Stock, the Note, the Five-Year Warrant, the Pre-Funded Warrant and upon conversion of the Note and the exercise of the Five-Year Warrant and Pre-Funded Warrant, the Shares (collectively, the “Buyer Securities”) in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by the Buyer’s Board of Directors and no further consent or authorization is required. This Agreement has been duly executed and delivered by the Buyer, and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 4.3 Capitalization. The Buyer has sufficient authorized but unissued shares of Buyer Common Stock available for issuance to the Company of the Buyer Securities. Upon issuance in accordance with this Agreement, the Buyer Securities will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Encumbrances, other than restrictions on transfer under applicable securities laws.

Section 4.4 No Conflicts. The execution, delivery and performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws of the Buyer, (b) violate or conflict with any Law applicable to the Buyer, (c) result in a breach of, or constitute a default under, any material contract or agreement to which the Buyer is a party, or (d) violate or conflict with any applicable rules or regulations of The New York Stock Exchange, except in each case of clauses (b) and (c), where such violation, conflict, breach or default would not have a Material Adverse Effect on the Buyer.

Section 4.5 SEC Filings. The Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by the Buyer with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing and all exhibits included therein and financial statements and schedules thereto, the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 4.6 NYSE Listing. The Buyer Common Stock is listed on The NYSE LLC under the symbol “PHGE.” The Buyer is in compliance in all material respects with the applicable listing and corporate governance rules of The NYSE American LLC.

Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

ARTICLE V

COVENANTS

Section 5.1 Stockholder Approval. The Buyer shall use commercially reasonable efforts to obtain the Stockholder Approval as promptly as practicable following the Closing, and in any event no later than one hundred twenty (120) days after the Closing Date. Without limiting the foregoing, the Buyer shall (a) prepare and file with the SEC a proxy statement or information statement (or such other filing as may be required) relating to the Stockholder Approval, (b) use commercially reasonable efforts to have such filing cleared by the Commission, (c) promptly thereafter mail or otherwise make available such filing to its stockholders, and (d) use commercially reasonable efforts to solicit proxies in favor of the Stockholder Approval. The Board shall recommend to the Buyer’s stockholders that they approve the Stockholder Approval and shall include such recommendation in the proxy statement or information statement. Notwithstanding the foregoing, until the Stockholder Approval is obtained, the Buyer shall not be obligated to issue shares of Common Stock upon conversion of the Convertible Note, or exercise of the Pre-Funded Warrant or the Five-Year Warrant to the extent that such issuance would result in the issuance of shares of Common Stock in excess of 19.99% of the outstanding shares of Common Stock as of the date of this Agreement, as calculated in accordance with the applicable rules of the NYSE American.

Section 5.2 Listing. The Buyer shall use commercially reasonable efforts to maintain the listing of the Common Stock on the NYSE American (or such other national securities exchange on which the Common Stock may be listed) and shall promptly file any supplemental listing applications required by the NYSE American in connection with the issuance of shares of Common Stock pursuant to the terms of this Agreement.

Section 5.3 SEC Filings. The Buyer shall prepare and file with the Commission a Current Report on Form 8-K disclosing the material terms of the this Agreement, within four (4) Business Days following the Closing Date, or such earlier date as may be required under the Exchange Act.

Section 5.4 Seller’s Cooperation with DFSL Closing. The Seller shall use commercially reasonable efforts to satisfy or cause to be satisfied all conditions to closing under the DFSL Purchase Agreement, including obtaining the IIA Approval and ensuring that all deliveries required of the Seller and DFSL under the DFSL Purchase Agreement are made at or prior to the closing thereunder. The Seller shall keep the Buyer reasonably informed of the status of the DFSL Purchase Agreement closing process and shall not amend, modify, waive, or terminate any material provision of the DFSL Purchase Agreement without the prior written consent of the Purchaser.

Section 5.5 Reservation of Shares. The Buyer shall take all actions necessary to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Convertible Note, t and the exercise of the Pre-Funded Warrant and the Five Year Warrant, such number of shares of Common Stock as shall from time to time be sufficient to effect such conversion and exercise.

Section 5.6 Credit Line Undertaking. Subject to the Closing, the Seller hereby agrees, consistent with Section 5 of the DFSL Purchase Agreement, to provide to the Purchaser a credit line in an amount and on terms to be mutually agreed upon following the Closing, to be utilized for the development and expansion of the business of the Company, including the payment of the obligations under the DFSL Purchase Agreement. The Parties shall negotiate in good faith the definitive terms of such credit line within 60 days following the Closing Date.

Section 5.7 Confidentiality. Each Party shall hold in confidence all non-public information received from the other Party in connection with this Agreement and the transactions contemplated hereby, and shall not disclose such information to any Person except (a) to its officers, directors, employees, advisors and representatives who have a need to know such information and who are bound by obligations of confidentiality, (b) as required by applicable Law or by the rules of the NYSE American, or (c) with the prior written consent of the other Party. Notwithstanding the foregoing, the Buyer may disclose any information required to be disclosed in its SEC filings.

Section 5.8 Further Assurances. Following the Closing, each Party shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

Section 5.9 IIA Compliance. The Buyer acknowledges that DFSL has received grants and benefits from the IIA and that the transactions contemplated by this Agreement and the DFSL Purchase Agreement require the approval of the IIA under the Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984. The Buyer shall cooperate with the Seller and DFSL in connection with obtaining the IIA Approval, including the execution of any undertakings or commitments required by the IIA, and shall comply with any conditions imposed by the IIA in connection with such approval. If the Buyer is a foreign company for purposes of the IIA, the Buyer shall execute all instruments reasonably requested.

Section 5.10. Bonus Payment. The Buyer agrees that in the event that DFSL shall record annual revenues of Twenty-Five Million Dollars ($25,000,000) or more in any fiscal year on or after fiscal year 2027, the Seller shall be entitled to a bonus payment equal to five percent (5%) of such recorded annual revenues for such fiscal year (the “Bonus Payment”). The Bonus Payment shall be payable, at the sole discretion of the Buyer, in restricted shares of Buyer’s Common Stock (valued at the volume-weighted average price for the ten (10) Trading Days immediately preceding the date of payment) or cash. The Bonus Payment, if any, shall be paid within sixty (60) days following the completion of DFSL’s audited financial statements for the applicable fiscal year. The Seller’s right to receive the Bonus Payment shall survive the Closing and shall continue for so long as DFSL is a direct or indirect subsidiary of the Buyer.

ARTICLE VI

ASSIGNMENT

Section 6.1 Assignment. Seller hereby irrevocably and unconditionally sells, transfers, assigns, conveys, grants, delivers, vests and confirms unto Buyer all the right, title and interest of Seller in and to the Assigned Contract and the transactions contemplated thereby.

The Buyer hereby expressly assumes and agrees to perform all duties and obligations of the Seller arising under the Assigned Contract from and after the date hereof, including without limitation, the obligations of the Seller to DFSL and Dr. Yaacov Frucht as provided for in the Ancillary Agreements (as such term is defined in the Assigned Contract).

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification by the Seller. Subject to the limitations set forth in this Article VII, the Seller shall indemnify and hold harmless the Buyer and its officers, directors, employees, agents and Affiliates (collectively, the “Buyer Indemnitees”) from and against any and all losses, damages, liabilities, claims, costs and expenses (including reasonable attorneys’ fees) (“Losses”) arising out of or resulting from (a) any breach of any representation or warranty of the Seller contained in this Agreement, or (b) any breach of any covenant or agreement of the Seller contained in this Agreement.

Section 7.2 Indemnification by the Buyer. Subject to the limitations set forth in this Article VII, the Buyer shall indemnify and hold harmless the Seller and its officers, directors, employees, agents and Affiliates (collectively, the “Seller Indemnitees”) from and against any and all Losses arising out of or resulting from (a) any breach of any representation or warranty of the Buyer contained in this Agreement, or (b) any breach of any covenant or agreement of the Buyer contained in this Agreement.

Section 7.3 Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twenty-four (24) months following the Closing Date.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Expenses. Except as otherwise expressly provided herein, each Party shall be responsible for the payment of the expenses incurred by such Party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.2 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when sent by confirmed electronic mail, (c) one (1) Business Day after being sent by a nationally recognized overnight courier, or (d) five (5) Business Days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the Parties at their respective addresses set forth on the signature pages hereto (or to such other address as a Party may designate by notice to the other Parties).

Section 8.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of State of Delaware, without regard to its conflicts of law principles. The appropriate courts in the State of Delaware shall exclusive jurisdiction over the subject matter of this Agreement.

Section 8.5 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall first be submitted to mediation in Tel Aviv, Israel. If such dispute is not resolved through mediation within sixty (60) days, the dispute shall be finally resolved by the competent courts of Tel Aviv-Jaffa, Israel, applying the laws of the State of Israel.

Section 8.6 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a written instrument signed by all of the Parties. Any term or condition of this Agreement may be waived at any time by the Party entitled to the benefit thereof, but only by a written instrument signed by such Party.

Section 8.7 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect, and the Parties shall negotiate in good faith a substitute provision that most nearly effects the Parties’ intent in entering into this Agreement.

Section 8.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Further Assurances. Each Party shall execute and deliver such additional documents, instruments and conveyances and shall take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

BIOMX INC.

By:	/s/ Michael Oster
Name:	Michael Oster
Title:	Chief Executive Officer

Address:

SELLER:

MANDRAGOLA LTD.

By:	/s/ Gur Aryeh Segal
Name:	Gur Aryeh Segal
Title:

Address:

12 SHLOMO BEN YOSEF, STREET #15
TEL AVIV